Exhibit 99.2

CONTACT: FELDMAN MALL PROPERTIES, INC.
Thomas E. Wirth—President & Chief Financial Officer
-or-
Larry Feldman — Chairman
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FINANCIAL RELATIONS BOARD
Scott Eckstein
(212) 827-3766
seckstein@frbir.com
FELDMAN MALL PROPERTIES, INC. ANNOUNCES ELECTION OF WENDY LUSCOMBE TO THE
BOARD OF DIRECTORS
GREAT NECK, N.Y.—May 5, 2008
Feldman Mall Properties, Inc. (NYSE: FMP) announced today that its board of directors has elected Wendy Luscombe to serve as a director of the Company effective May 12, 2008. Ms. Luscombe fills the vacancy created by James C. Bourg, who did not stand for re-election as a director at the Company’s 2007 annual meeting of stockholders. It is expected that on May 12, 2008 Ms. Luscombe will become a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Company. Ms. Luscombe will be standing for election as a director of the Company at its 2008 annual meeting of stockholders.
About Feldman Mall Properties, Inc.
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 6.8 million square feet. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.
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